EXHIBIT 99.1

Integer Appoints Michael Coyle to Board of Directors

~ New Director Brings Extensive Medical Device Industry Leadership and Technology Experience to Integer Board ~

PLANO, Texas, July 10, 2025 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE: ITGR), a leading global medical device contract development and manufacturing organization (CDMO), today announced it has appointed Michael Coyle to its Board of Directors.

Coyle brings more than 40 years of leadership in the medical device industry to Integer and joins the Board as a member of the Audit Committee, Compensation & Organization Committee, and Technology Strategy Committee.

He most recently served as president and CEO of iRhythm Technologies, a digital healthcare company. Before that, he was executive vice president and group president of Medtronic’s cardio and vascular group and held leadership roles at St. Jude Medical and Eli Lilly earlier in his career.

Coyle is currently a director on the Haemonetics Corporation and BaroPace boards and previously held positions on the boards of VNUS Medical Technologies, Inc. and Volcano Corporation.

He earned a master's degree in business administration from the Wharton School of Business, University of Pennsylvania, and a bachelor's degree from Case Western Reserve University. He additionally holds six U.S. patents related to cardiovascular medical device products and technologies.

“Integer’s Board regularly evaluates its composition to ensure it encompasses the appropriate skills, background and perspectives necessary to drive growth for Integer’s shareholders,” said Pamela Bailey, Integer Board Chair. “We are pleased to welcome Michael Coyle, whose extensive medical device industry experience and proven leadership in global business and technology will contribute significantly to our strategic initiatives and culture.”

“The executive leadership team and I look forward to working with Michael as we execute our strategy to deliver sustained outperformance,” said Joseph Dziedzic, Integer president and CEO. “We are confident Michael's expertise will contribute to Integer’s contract development and manufacturing outsourcing strategy, furthering our position as our customers’ partner of choice for innovative medical technologies and services as we realize our vision to enhance the lives of patients worldwide.”

About Integer®
Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device contract development and manufacturing organizations (CDMO) in the world, serving the cardiac rhythm management, neuromodulation, and cardio and vascular markets. As a strategic partner of choice to medical device companies and OEMs, the Company is committed to enhancing the lives of patients worldwide by providing innovative, high-quality products and solutions. The Company's brands include Greatbatch Medical® and Lake Region Medical®. Additional information is available at www.integer.net.

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